Exhibit 19

XENON PHARMACEUTICALS INC.

INSIDER TRADING POLICY

and

Guidelines with Respect to

Certain Transactions in Securities

TABLE OF CONTENTS

Page

I.	INTRODUCTION	1
A.	Persons Covered by this Policy	1
B.	Legal Prohibitions on Insider Trading	1
C.	Detection and Prosecution of Insider Trading	1
D.	Penalties for Violation of Insider Trading Laws and this Policy	2
E.	Compliance Officer	3
F.	Reporting Violations	3
G.	Personal Responsibility	3
II.	TRANSACTIONS COVERED BY THIS POLICY	3
A.	Types of Transactions Covered by this Policy	3
B.	Responsibilities Regarding the Nonpublic Information of Other Companies	3
C.	Applicability of this Policy After Your Departure	4
D.	No Exceptions Based on Personal Circumstances	4
III.	MATERIAL NONPUBLIC INFORMATION	4
A.	“Material” Information	4
B.	“Nonpublic” Information	5
IV.	POLICIES REGARDING MATERIAL NONPUBLIC INFORMATION	6
A.	Confidentiality of Nonpublic Information	6
B.	No Trading on Material Nonpublic Information	6
C.	No Disclosing Material Nonpublic Information for the Benefit of Others	6
D.	Obligation to Disclose Material Nonpublic Information to the Company	7
E.	Responding to Outside Inquiries for Information	7
V.	TRADING BLACKOUT PERIODS	7
A.	Quarterly Blackout Periods	7
B.	Special Blackout Periods	8
C.	No “Safe Harbors”	8
VI.	PRE-CLEARANCE OF TRADES	8
VII.	ADDITIONAL RESTRICTIONS AND GUIDANCE	9
A.	Short Sales	9
B.	Derivative Securities and Hedging Transactions	9
C.	Using Company Securities as Collateral for Loans	10
D.	Holding Company Securities in Margin Accounts	10
E.	Placing Open Orders with Brokers	10
VIII.	LIMITED EXCEPTIONS	10
A.	Transactions Pursuant to a Trading Plan that Complies with SEC Rules and applicable Canadian securities laws	11
B.	Receipt and Vesting of Stock Options, Restricted Share Units, Restricted Shares and Share Appreciation Rights	12
C.	Exercise of Stock Options for Cash	12

-i-

D.	Purchases from the Employee Stock Purchase Plan	12
E.	Share Splits, Share Dividends and Similar Transactions	12
F.	Inheritance and Change in Form of Ownership	12
G.	Other Exceptions	12
IX.	INSIDER TRADING REPORTING; COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT AND NI 55-104	13
A.	Obligations Under Section 16 and NI 55-104	13
B.	Notification Requirements to Facilitate Reporting Requirements	13
C.	Personal Responsibility	13
X.	ADDITIONAL INFORMATION	14
A.	Availability of Policy	14
B.	Amendments	14
C.	Ancillary Documents	14

SCHEDULE A (Requirements for Trading Plans)

-ii-

I. INTRODUCTION

Xenon Pharmaceuticals Inc. (together with its subsidiaries, the “Company”) prohibits the unauthorized disclosure of any nonpublic information acquired in the course of your service with the Company and the misuse of material nonpublic information in securities trading. Any such actions will be deemed violations of this Insider Trading Policy (the “Policy”).

A. Persons Covered by this Policy

This Policy applies to all directors, officers, employees, consultants, contractors and advisors of the Company. References in this Policy to “you” (as well as general references to directors, officers, employees, consultants, contractors and advisors of the Company) should also be understood to include members of your immediate family (your spouse, partner, parents and minor children, no matter where they live), persons with whom you share a household, persons that are your economic dependents and any other individuals or entities (including, without limitation, any partnerships, trusts, corporations, RRSPs and similar entities) whose transactions in securities you influence, direct or control (including, for example, a venture or other investment fund, if you influence, direct or control transactions by the fund). You are responsible for making sure that these other individuals and entities comply with this Policy.

B. Legal Prohibitions on Insider Trading

Provisions of U.S. federal securities laws, Canadian provincial securities laws and Canadian federal criminal laws and other applicable laws prohibit directors, officers, employees, consultants and other individuals who possess material nonpublic information from trading on the basis of that information. Transactions will be considered “on the basis of” material nonpublic information if the person who engaged in the transaction was in possession of the material nonpublic information at the time of the transaction. It is not a defense that the person did not “use” the information for purposes of the transaction.

Disclosing material nonpublic information directly or indirectly to others who then trade based on that information, or making recommendations or expressing opinions as to transactions in securities while in possession of material nonpublic information (which is sometimes referred to as “tipping”), is illegal. Further, recommending or encouraging a third party to purchase or sell securities while in possession of material nonpublic information (which is sometimes referred to as “recommending”) is also illegal. Both the person who provides the information, recommendation or opinion, and the person who trades based on it, may be liable for tipping or recommending, as the case may be.

These illegal activities are commonly referred to as “insider trading”. State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading.

In addition, a company, as well as individual directors, officers and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.

C. Detection and Prosecution of Insider Trading

The U.S. Securities and Exchange Commission (the “SEC”), the Canadian securities regulators, the Financial Industry Regulatory Authority and The Nasdaq Stock Market use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC, Canadian securities regulators, the U.S. Department of Justice and the Canadian law enforcement agencies pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by family members and friends, controlling person liability and trading involving only a small number of shares have all been successfully prosecuted.

D. Penalties for Violation of Insider Trading Laws and this Policy

Civil and criminal penalties. Potential penalties for insider trading violations under applicable U.S. and Canadian securities laws include:

1. damages in a private lawsuit;

2. disgorging any profits made or losses avoided;

3. imprisonment;

4. substantial criminal fines;

5. substantial civil fines based on the profit gained or loss avoided;

6. a bar against serving as an officer or director of a public company;

7. a bar against acting as or becoming a registrant who seeks to sell securities, offer investment advice or manage an investment fund;

8. trading bans; and

9. an injunction against future violations.

Civil and criminal penalties also apply to tipping and recommending, as applicable. Large penalties have also been imposed in tipping and recommending cases even when the disclosing person did not trade or gain any benefit from another person’s trading.

No speculation. If you are found to contravene applicable Canadian laws prohibiting speculative trading in the Company’s securities, you may be found liable under Canadian criminal law on a summary conviction to a fine not exceeding the greater of one million Canadian dollars and three times the profit made, or to imprisonment for a term not exceeding six months, or to both.

Controlling person liability. Insider trading can also expose companies and individual directors, officers, other supervisory personnel and anyone with power to influence or control another person to “controlling person liability” under the U.S. securities laws. The Company may have “controlling person” liability for a trading violation, with attendant civil and criminal penalties, if the controlling person knew or recklessly disregarded the fact that the controlled person was likely to engage in the illegal transaction and failed to take appropriate steps to prevent the act. The controlling person avoids private, civil penalties for another’s illegal trade if the controlling person establishes that he or she acted in good faith and did not induce the inside trade.

Company disciplinary actions. If the Company has a reasonable basis to conclude that you have failed to comply with this Policy, you may be subject to disciplinary action by the Company, up to and including dismissal for cause, regardless of whether or not your failure to comply with this Policy results in a violation of law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action. In addition, the Company may give stop transfer and other instructions to the Company’s transfer agent to enforce compliance with this Policy and/or notify the relevant authorities.

E. Compliance Officer

Please direct any questions, requests or reports as to any of the matters discussed in this Policy to the Company’s Insider Trading Compliance Officer, who is the Company’s Chief Financial Officer (the “CFO”). The CFO is generally responsible for the administration of this Policy. The CFO may select others to assist with the execution of his or her duties, including but not limited to the Company’s Chief Legal Officer (CLO). The CFO will review and either approve or prohibit all proposed trades by individuals as designated from time to time by the CFO and/or CLO as being subject to quarterly blackouts or the pre-clearance process in accordance with the procedures set forth herein.

F. Reporting Violations

It is your responsibility to help enforce this Policy. You should be alert to possible violations and promptly report violations or suspected violations of this Policy to either the CFO or the CLO. If your situation requires that your identity be kept secret, your anonymity will be preserved to the greatest extent reasonably possible. If you wish to remain anonymous, you may use the forums set forth in Section B of the Company’s Non-Retaliation Policy (Policy Regarding Reporting of Accounting, Auditing and Code of Conduct Matters). If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue.

G. Personal Responsibility

The ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment at all times and consult with your legal and financial advisors, as needed. You should seek assistance if you have any questions at all. The rules relating to insider trading can be complex, and a violation of insider trading laws can carry severe consequences.

II. TRANSACTIONS COVERED BY THIS POLICY

A. Types of Transactions Covered by this Policy

Except as discussed in the section entitled “Limited Exceptions”, this Policy applies to all transactions involving the securities of the Company or the securities of other companies as to which you possess material nonpublic information obtained in the course of your service with the Company. This Policy therefore applies to purchases, sales, dispositions in the form of a gift, distributions to holders of interests in an entity if the entity is subject to this Policy and other transfers of common shares, options, warrants, preferred shares, debt securities (such as debentures, bonds and notes) and other securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options), speculating, hedging transactions, short sales and certain decisions with respect to participation in benefit plans (and, for greater certainty, any associated sale of securities to fund tax obligations). This Policy also applies to any offers with respect to the transactions discussed above. You should note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction.

B. Responsibilities Regarding the Nonpublic Information of Other Companies

This Policy prohibits the unauthorized disclosure or other misuse of any nonpublic information of other companies with which the Company has a business relationship, such as the Company’s collaborators, distributors, vendors, customers, suppliers and competitors or such companies with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. This Policy also prohibits insider trading, tipping or recommending based on the material nonpublic information of other companies.

C. Applicability of this Policy After Your Departure

You are expected to comply with this Policy until such time as you are no longer affiliated with the Company and you no longer possess any material nonpublic information subject to this Policy. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with the Company, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.

D. No Exceptions Based on Personal Circumstances

There may be instances where you suffer financial harm or other hardship or are otherwise required to forgo a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.

III. MATERIAL NONPUBLIC INFORMATION

A. “Material” Information

Information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell securities or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.

It is not possible to define all categories of “material” information. However, some examples of information that would often be regarded as material include information with respect to:

1. financial results, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the Company’s guidance or the expectations of the investment community;

2. restatements of financial results, or material impairments, write-offs or restructurings;

3. changes in independent auditors, or notification that the Company may no longer rely on an audit report;

4. business plans or budgets;

5. creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;

6. impending bankruptcy or financial liquidity problems;

7. significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;

8. product introductions, modifications, defects or recalls or significant pricing changes or other product announcements of a significant nature;

9. significant developments relating to research and development, the Company’s clinical studies (including, without limitation, the status and results of such studies and communications with regulatory agencies), or intellectual property;

10. significant legal or regulatory developments, whether positive or negative, actual or threatened, including with respect to litigation;

11. major events involving the Company’s securities, including calls of securities for redemption, adoption of share repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;

12. significant corporate events, such as a pending or proposed merger, licensing transaction, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the Company;

13. significant data breaches or other cybersecurity events;

14. updates regarding any prior material disclosure that has materially changed;

15. the existence of a special blackout period; and

16. major personnel changes, such as changes in Board composition or senior management or lay-offs.

It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company and vice versa. If you have any questions as to whether information should be considered “material,” you should consult with the CFO. In general, it is advisable to resolve any questions as to the materiality of any information by assuming that the information is material.

B. “Nonpublic” Information

Information is considered nonpublic if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. Information that is widely known within the Company may still be considered nonpublic for purposes of this Policy. As a general rule, information should be considered nonpublic until at least one full trading day has elapsed after the information is broadly disseminated to the public. Information can be broadly disseminated to the public in a number of ways, including in a press release, a public filing with the SEC or with applicable Canadian securities regulators, a pre-announced, public webcast or another broad, non-exclusionary form of public communication. However, depending upon the form of the announcement and the nature of the information, it is possible that information may be fully absorbed by the marketplace in varying lengths of time. Any questions as to whether information is nonpublic should be directed to the CFO.

The term “trading day” means a day on which the national stock exchange on which the Company’s securities are then publicly traded is open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.

IV. POLICIES REGARDING MATERIAL NONPUBLIC INFORMATION

A. Confidentiality of Nonpublic Information

Except as discussed in the section entitled “Limited Exceptions,” the unauthorized use or disclosure of nonpublic information, material or not, relating to the Company or other companies is prohibited. All nonpublic information you acquire in the course of your service with the Company may only be used for legitimate Company business purposes. In addition, nonpublic information of others should be handled in accordance with the terms of any relevant nondisclosure agreements and any applicable common law principles, and the use of any such nonpublic information should be limited to the purpose for which it was disclosed.

You must use all reasonable efforts to safeguard nonpublic information in the Company’s possession. You may not disclose nonpublic information about the Company or any other company unless required by law or unless (i) disclosure is required for legitimate Company business purposes, (ii) you are authorized to disclose the information and (iii) appropriate steps have been taken to prevent misuse of that information (for example, entering into an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable). This restriction also applies to internal communications within the Company and to communications with agents of the Company. In cases where disclosing nonpublic information to third parties is necessary, you should coordinate with the Chief Legal Officer.

In addition, all officers, employees, consultants, contractors and advisors of the Company are required to sign and comply with any employment, confidential information invention assignment and/or arbitration agreement(s) with the Company to which they are subject.

B. No Trading on Material Nonpublic Information

Except as discussed in the section entitled “Limited Exceptions”, you may not, directly or indirectly through others, engage in any transaction involving the Company’s securities while in possession of material nonpublic information relating to the Company. It is not an excuse that you did not “use” the information in your transaction.

Similarly, you may not engage in transactions involving the securities of any other company if you are in possession of nonpublic information that may be material to such other company (except to the extent the transactions are analogous to those presented in the section entitled “Limited Exceptions”). For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you would be prohibited from engaging in transactions involving the securities of that other company (as well as transactions involving Company securities, if that information is material to the Company).

C. No Disclosing Material Nonpublic Information for the Benefit of Others

You may not disclose material nonpublic information concerning the Company or any other company, whether the information is based on fact or speculation, to friends, family members or any other person or entity not authorized to receive such information. In addition, you may not make recommendations or express opinions on the basis of material nonpublic information as to trading in the securities of companies to which such information relates. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. This prohibition against disclosure of material nonpublic information includes disclosure (even anonymous disclosure) via the internet, blogs, investor forums or chat rooms where companies and their prospects are discussed.

D. Obligation to Disclose Material Nonpublic Information to the Company

You must disclose any material nonpublic information that you are in possession of when requesting permission to engage in a transaction involving the Company’s securities, including those discussed in the section entitled “Limited Exceptions”. If you are a member of senior management, the information must be disclosed to the Chief Executive Officer or CFO, and if you are the Chair of the Board of Directors, Chief Executive Officer, CFO or a director, you must disclose the information to the Board of Directors, before requesting permission to engage in any transaction related to the Company’s securities.

E. Responding to Outside Inquiries for Information

In the event you receive an inquiry for information from someone outside of the Company, such as a stock analyst, you should refer the inquiry to the CFO. The Company is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws and applicable Canadian securities laws to avoid the selective disclosure of material nonpublic information. In general, when a public company discloses material nonpublic information, it must provide broad, non-exclusionary access to the information. Violations of this requirement can subject the Company to enforcement actions by the SEC and Canadian securities regulators, which may result in injunctions and severe monetary penalties. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law. Please consult the Company’s External Communications Policy for more details.

V. TRADING BLACKOUT PERIODS

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time.

It is important to note that whether or not you are subject to blackout periods, you remain subject to the prohibitions on trading on the basis of material nonpublic information and any other applicable restrictions in this Policy. It is your responsibility to know if you are subject to any trading blackout prior to trading in the Company’s securities. You can do so by reviewing your email and/or confirming with the CFO.

A. Quarterly Blackout Periods

Except as discussed in the section entitled “Limited Exceptions,” all directors and officers, and specified other employees, consultants, contractors and advisors identified by the Company from time to time, must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.

Quarterly blackout periods begin at the end of the last day of each fiscal quarter and end at the close of business on the first full trading day following the public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving the Company’s securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.

Individuals subject to quarterly blackout periods are as designated from time to time by the CEO, the CFO or the CLO.

B. Special Blackout Periods

From time to time, the Company may also prohibit directors, officers, employees, consultants, contractors and advisors from engaging in transactions involving the Company’s securities when, in the judgment of the CFO, CLO or the Board of Directors, a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.

The Company will notify those persons subject to a special blackout period via email. No person who has been so identified and notified by the Company may engage in any transaction involving the Company’s securities until instructed otherwise by the CFO or CLO, and should not disclose to others, within or outside the Company, the imposition of the special blackout period.

C. No “Safe Harbors”

There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly or special blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information or are otherwise restricted from trading under this Policy.

VI. PRE-CLEARANCE OF TRADES

Except as discussed in the section entitled “Limited Exceptions”, directors and officers should refrain from engaging in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from the CFO. In addition, the Company has determined that certain other employees, consultants, contractors and advisors of the Company who may have regular or special access to material nonpublic information should refrain from engaging in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from the CFO. The CFO may not engage in a transaction involving the Company’s securities unless the Chief Executive Officer, Chair of the Board, Chair of the Audit Committee or their respective delegate has pre-cleared the transaction. Individuals subject to pre-clearance requirements are as designated from time to time by the CFO or CLO.

If you are subject to pre-clearance requirements, notification is required not only for trades by yourself but also for any proposed trades by any other person or entity if you have control or direction over such Company securities (for example, if you have the authority to direct the sale or acquisition of Company securities by a personal holding company, spouse, partner or minor child).

The pre-clearance request must be made on the form provided by the CFO. Approval of any transaction involving the Company’s securities will be provided in writing (in hard copy or electronically). Any approval granted with respect to a proposed transaction will be valid for a period of five full trading days, or such other period as set forth in the approval, unless revoked prior to that time. Should you, at any time prior to effecting your trade (but after pre-clearance has been granted), come into possession of any material nonpublic information or believe that you have come into possession of information that may constitute material nonpublic information, you cannot trade and must consult with the CFO as soon as possible regarding this information, and the pre-clearance process must be completed again in light of this new information before you may make the requested trade.

These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals with regular or special access to material nonpublic information. In addition, requiring pre-clearance of transactions by directors and officers facilitates compliance with Rule 144 resale restrictions under the Securities Act of 1933, as amended, and applicable Canadian securities laws, and the liability and reporting provisions under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and applicable Canadian securities laws, as well as under Regulation Blackout Trading Restriction (“Regulation BTR”). Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy. Further, pre-clearance of a transaction does not constitute an affirmation by the Company or the CFO that you are not in possession of material nonpublic information.

The CFO is under no obligation to approve a transaction submitted for pre-clearance, and may determine, in his or her sole discretion, not to permit the transaction.

VII. ADDITIONAL RESTRICTIONS AND GUIDANCE

This section addresses certain types of transactions that may expose you and the Company to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with other provisions in this Policy that may apply to the transaction, such as the general prohibition against insider trading as well as pre-clearance procedures and blackout periods, to the extent applicable.

A. Short Sales

You are prohibited from engaging in short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to Company securities. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in the Company’s prospects, and an expectation that the value of the Company’s securities will decline. In addition, short sales are effectively a bet against the Company’s success and may reduce the seller’s incentive to improve the Company’s performance. Short sales may also create a suspicion that the seller is engaged in insider trading.

B. Derivative Securities and Hedging Transactions

You are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. Compensatory stock options, share appreciation rights, share units subject to time-based or performance-based restrictions, other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company, and broad-based index options, futures or baskets are not subject to this prohibition.

Transactions in derivative securities may reflect a short-term and speculative interest in the Company’s securities and may create the appearance of impropriety, even where a transaction does not involve trading on inside information. Trading in derivatives may also focus attention on short-term performance at the expense of the Company’s long-term objectives. In addition, the application of securities laws to derivatives transactions can be complex, and persons engaging in derivatives transactions run an increased risk of violating securities laws.

C. Using Company Securities as Collateral for Loans

Individuals subject to this Policy are prohibited from pledging Company securities as collateral for loans. If you default on the loan, the lender may sell the pledged securities as collateral in a foreclosure sale. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are in possession of material nonpublic information or otherwise are not permitted to trade in Company securities, may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for officers and directors), violations of this Policy, violations of Canadian securities laws and unfavorable publicity for you and the Company. For these same reasons, even if you are not prohibited from pledging Company securities as collateral for loans, you should exercise caution when doing so.

D. Holding Company Securities in Margin Accounts

If you are required to comply with Section 16 of the Exchange Act or Part 3 or Part 4 of National Instrument 55-104 Insider Reporting Requirements and Exemptions (“NI 55-104”) or the blackout periods or preclearance requirements under this Policy, you may not hold Company securities in margin accounts. Under typical margin arrangements, if you fail to meet a margin call, the broker may be entitled to sell securities held in the margin account without your consent. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are in possession of material nonpublic information or are otherwise not permitted to trade, may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for officers and directors), violations of this Policy, violations of applicable Canadian securities laws and unfavorable publicity for you and the Company. For these same reasons, even if you are not prohibited from holding Company securities in margin accounts, you should exercise caution when doing so.

E. Placing Open Orders with Brokers

Except in accordance with an approved trading plan (as discussed below), you should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you are in possession of material nonpublic information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for officers and directors), violations of this Policy, violations of applicable Canadian securities laws and unfavorable publicity for you and the Company. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom you place any open order at the time it is placed.

VIII. LIMITED EXCEPTIONS

The following are certain limited exceptions to the restrictions imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the “short-swing” trading restrictions under Section 16 of the Exchange Act, to the extent applicable. You are responsible for complying with applicable law at all times. If there is a Regulation BTR blackout (and no quarterly or special blackout period), then the limited exceptions set forth in Regulation BTR will apply.

A. Transactions Pursuant to a Trading Plan that Complies with SEC Rules and applicable Canadian securities laws

The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions pursuant to trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5-1 under the Exchange Act, provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not in possession of material nonpublic information. The contract, instructions or plan must (i) specify the amount, price and date of the transaction, (ii) specify an objective method for determining the amount, price and date of the transaction and/or (iii) place any subsequent discretion for determining the amount, price and date of the transaction in another person who is not, at the time of the transaction, in possession of material nonpublic information.

Applicable Canadian securities laws contain similar defenses for automatic securities purchase plans in which a person has agreed to participate in prior to obtaining knowledge of any material nonpublic information. Canadian securities laws permit trades to be made under certain automatic trading plans despite the fact that the insider may be in possession of material nonpublic information as long as such automatic trading plans are compliant with applicable securities laws. Such plans must not be adopted during a trading blackout or at a time when the insider is in possession of material nonpublic information.

Transactions made pursuant to a written trading plan that (i) complies with the affirmative defense set forth in Rule 10b5-1, (ii) complies with Canadian securities law and (iii) is approved by the CFO are not subject to the restrictions in this Policy against trades made while in possession of material nonpublic information or to the pre-clearance procedures or blackout periods established under this Policy. In approving a trading plan, the CFO may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5-1, under Canadian securities law or the Requirements for Trading Plans set forth in Schedule A. Therefore, you must confer with the CFO prior to entering into any trading plan.

The SEC rules and applicable Canadian securities laws regarding trading plans are complex and must be complied with completely to be effective. The description provided above is only a summary, and the Company strongly advises that you consult with your legal advisor if you intend to adopt a trading plan. While trading plans are subject to review and approval by the Company, the individual adopting the trading plan is ultimately responsible for compliance with Rule 10b5-1 and applicable Canadian securities laws and ensuring that the trading plan complies with this Policy.

Trading plans must be filed with the CFO and must be accompanied with an executed certificate stating that (i) the trading plan complies with Rule 10b5-1, applicable Canadian securities laws, and any other criteria established by the Company and (ii) the individual applying for approval of their trading plan is not in possession of material nonpublic information. The Company will not publicly disclose information regarding trading plans that you may enter or have entered into without first obtaining your consent, unless otherwise required by law, including periodic reporting requirements under the Exchange Act.

B. Receipt and Vesting of Stock Options, Restricted Share Units, Restricted Shares and Share Appreciation Rights

The trading restrictions under this Policy do not apply to your acceptance or purchase of stock options, restricted share units, restricted shares or share appreciation rights issued or offered by the Company. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted share units, restricted share or share appreciation rights in accordance with applicable plans and agreements. However, the trading restrictions do apply to any subsequent sales of any such securities.

C. Exercise of Stock Options for Cash

The trading restrictions under this Policy do not apply to the exercise of stock options for cash under the Company’s stock option plans and the holding of the shares issued upon such cash exercise (referred to as an exercise-and-hold transaction). Likewise, the trading restrictions under this Policy do not apply to the exercise of stock options in a share-for-share exercise with the Company or an election to have the Company withhold securities to cover tax obligations in connection with an option exercise, if permitted by the Company, so long as the exercise or election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information. However, the trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a stock option, (ii) a cashless exercise of a stock option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

D. Purchases from the Employee Stock Purchase Plan

The trading restrictions in this Policy do not apply to elections with respect to participation in any employee stock purchase plan or Company-sponsored retirement plan adopted by the Company or to purchases of securities under any such plan. However, the trading restrictions do apply to any subsequent sales of any such securities.

E. Share Splits, Share Dividends and Similar Transactions

The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a share split or share dividend applying equally to all securities of a class, or similar transactions.

F. Inheritance and Change in Form of Ownership

The trading restrictions under this Policy do not apply to transfers by will or the laws of descent and distribution or, provided that prior written notice is provided to the CFO, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary interest in the Company’s securities.

G. Other Exceptions

Any other exception from this Policy must be approved by the CFO or CLO, in consultation with the Board of Directors or an independent committee of the Board of Directors.

IX. INSIDER TRADING REPORTING; COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT AND NI 55-104

A. Obligations Under Section 16 and NI 55-104

Section 16 of the Exchange Act, and the related rules and regulations, set forth (i) reporting obligations, (ii) limitations on “short-swing” transactions and (iii) limitations on short sales and other transactions applicable to directors, officers, large shareholders and certain other persons.

In Canada, subject to certain exceptions, officers, directors and persons beneficially owning or controlling more than 10% of the voting rights of the Company, and directors and senior officers of a company that is itself an insider or a subsidiary of the Company (referred to as “Reporting Insiders”), are required to file an initial insider trading report within ten (10) calendar days of becoming a Reporting Insider as well as subsequent insider trading reports within five (5) calendar days of a change in ownership position in any securities of the Company (this includes the grant of options or other convertible securities or the exercise of options or other convertible securities). Such insider trading reports are to be made by the Reporting Insider to the Canadian securities regulatory authorities pursuant to the System for Electronic Disclosure by Insiders (which is commonly referred to as “SEDI”). Section 16 of the Exchange Act requires the corresponding filings to be made within ten (10) business days for initial insider trading report and two (2) business days of a change in ownership position.

The Company has determined that certain persons are required to comply with Section 16 of the Exchange Act, NI 55-104 and the related rules and regulations, because of their positions with the Company. The Nominating & Corporate Governance Committee or the CFO may from time to time designate other persons as being subject to Section 16 of the Exchange Act, NI 55-104 to reflect the election of new officers or directors, any change in the responsibilities of officers or other employees and any promotions, demotions, resignations or departures.

Even if you are not designated as such by the Company, you may be subject to Section 16 or NI 55-104 reporting obligations because of your shareholdings, for example.

B. Notification Requirements to Facilitate Reporting Requirements

To facilitate timely reporting of transactions pursuant to Section 16 requirements and NI 55-104 requirements, each Reporting Insider and each person subject to Section 16 reporting requirements must provide, or must ensure that his or her broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding his or her transactions involving the Company’s securities, including gifts, transfers, pledges and transactions pursuant to a trading plan, both prior to (to confirm compliance with pre-clearance procedures, if applicable) and promptly following execution.

C. Personal Responsibility

The obligation to file reports required under Section 16 of the Exchange Act or under NI 55-104, and to otherwise comply with Section 16 of the Exchange Act and applicable Canadian securities laws, including NI 55-104, is personal. The Company is not responsible for the failure to comply with Section 16 requirements or any requirements under Canadian securities laws, including NI 55-104.

X. ADDITIONAL INFORMATION

A. Availability of Policy

This Policy will be made available to all directors, officers, employees, consultants, contractors and advisors of the Company when they commence service with the Company. Each director, officer, employee, consultant, contractor and advisor of the Company is required, if requested, to acknowledge that he or she understands, and agrees to comply with, this Policy.

B. Amendments

The Company is committed to continuously reviewing and updating its policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the CFO.

C. Ancillary Documents

Attached as Schedule A are the Company’s Requirements for Trading Plans.

* * *

SCHEDULE A

XENON PHARMACEUTICALS INC.

REQUIREMENTS FOR TRADING PLANS

For transactions under a trading plan to be exempt from (i) the prohibitions in the company’s insider trading policy with respect to transactions made while in possession of material nonpublic information and (ii) the pre-clearance procedures and blackout periods established under the insider trading policy, the trading plan must comply with the affirmative defense set forth in Exchange Act Rule 10b5‑1 and Canadian securities law requirements. Amongst other requirements:

1. The trading plan must be in writing and signed by the person adopting the trading plan.

2. The trading plan must be adopted at a time when:

a) the person adopting the trading plan is not in possession of any material nonpublic information; and

b) there is no quarterly, special or other trading blackout in effect that applies to the person adopting the plan.

3. The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5‑1 or applicable Canadian law, and the person adopting the trading plan must act in good faith with respect to the trading plan.

4. The trading plan must include representations that, on the date of adoption of the trading plan, the person adopting the trading plan:

a) is not in possession of material nonpublic information about the securities or the company; and

b) is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or applicable Canadian law.

5. The person adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.

6. The first trade under the trading plan may not occur until the expiration of a cooling-off period ending upon the later of (i) 90 calendar days after the adoption of the trading plan and (ii) one full business day after the filing by the company of its financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the trading plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after the adoption of the trading plan).

7. The trading plan must have a minimum term of one year (starting from the date of adoption of the trading plan).

8. All transactions during the term of the trading plan (except for the other “Limited Exceptions” identified in the Company’s Insider Trading Policy and bona fide gifts) must be conducted through the trading plan. In addition, the person adopting the trading plan may not have an outstanding (and may not subsequently enter into any additional) trading plan except as permitted by Rule 10b5-1. For example, as contemplated by Rule 10b5-1, a person may adopt a new trading plan before the scheduled termination date of an existing trading plan, so long as the first scheduled trade under the new trading plan

A-1

does not occur prior to the last scheduled trade(s) of the existing trading plan and otherwise complies with these guidelines. Termination of the existing trading plan prior to its scheduled termination date may impact the timing of the first trade or the availability of the affirmative defense for the new trading plan; therefore, persons adopting a new trading plan are advised to exercise caution and consult with the CFO prior to the early termination of an existing trading plan.

9. Any modification or change to the amount, price or timing of transactions under the trading plan is deemed the termination of the trading plan and the adoption of a new trading plan (“Modification”). Therefore, a Modification is subject to the same conditions as a new trading plan as set forth in Sections 1 through 8 herein.

10. Unless prior approval of the Board of Directors or an independent committee of the Board of Directors has been obtained, within the one year period preceding the adoption or a Modification of a trading plan, a person may not have otherwise adopted or entered into a Modification of a plan more than once.

11. A person may adopt a trading plan designed to cover a single trade only once in any consecutive 12-month period except as permitted by Rule 10b5-1.

12. If the person that adopted the trading plan terminates the plan prior to its stated duration, he or she may not trade in the company’s securities until after the expiration of 30 calendar days following termination, and then only in accordance with the insider trading policy.

13. The company must be promptly notified of any Modification or termination of the trading plan, including any suspension of trading under the trading plan.

14. The company must have authority to require the suspension or cancellation of the trading plan at any time.

15. If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the trading plan:

a) trades made under the trading plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the trading plan;

b) the person adopting the trading plan may not confer with the person administering the trading plan regarding the company or its securities; and

c) the person administering the trading plan must provide prompt notice to the company of the execution of a transaction pursuant to the plan.

16. All transactions under the trading plan must be in accordance with applicable law and it is the individual’s sole responsibility to ensure that your trading plan complies with the applicable laws.

17. The trading plan (including any Modification) must meet such other requirements as the CFO may determine.

18. The trading plan must be filed with the company’s Legal Department with an executed certificate stating that the trading plan complies with Rule 10b5-1, applicable Canadian securities laws and the criteria set forth above.

A-2